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                                                                    EXHIBIT 99.1

For Immediate Release                      Contacts:  Alfred Leach
                                                      iXL
                                                      (404) 267-7863

                                                      Thomas Tague
                                                      Tessera Enterprise Systems
                                                      (781) 716-1150


iXL Will Be at Forefront to Meet Explosive Demand for Real-Time, Internet-driven
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                       Relationship Management Solutions
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ATLANTA, Oct. 5, 1999 - iXL Enterprises (Nasdaq: IIXL), a world leader in strategic Internet services, today announced that it has entered into a definitive merger agreement to acquire Tessera Enterprise Systems, a leading provider of customer relationship management (CRM) solutions for companies ranging in size from the Fortune 500 to dot-com start-ups. iXL believes the combination of Tessera's advanced data warehousing and data mining technologies and iXL's Internet e-business expertise will catapult iXL into a leadership position in the fast-emerging enterprise relationship management industry, a market with untapped potential for dramatically improving the profitability and quality of an organization's relationships with their customers.

     The transaction valued at $120 million, has been approved by both companies' Boards of Directors and is expected to close in the fourth quarter 1999. Boston-based Tessera is a privately-held company with 130 employees in three U.S. office locations. Tessera has built some of the largest and most sophisticated CRM systems in the world for clients such as Eddie Bauer, First Union National Bank, UBS AG, UniCredito Italiano, BankBoston and others. iXL Enterprises has over 1,700 employees in 20 offices in five countries.

     According to Justin Behar, senior E-business services analyst at GartnerGroup/Dataquest: "The combination of iXL's strategic Internet services capabilities together with Tessera's robust family of CRM solutions and data warehousing expertise creates a very powerful customer solution. Through its acquisition of Tessera, iXL effectively becomes the first of it's competitor's to move beyond basic internet-based customer care and articulate a vision for the importance of enterprise customer relationship management to e-business."

     The Tessera purchase will be iXL's first acquisition in over one year. During that period, iXL has experienced milestone organic growth, won engagements with GE and Delta each among the largest in the Internet space as well as with FedEx, Merrill Lynch, Budget Rent-A-Car, Chase Manhattan Bank and Discover, among others. iXL hired over 310 people in its second quarter this year alone. Its organic growth reinforces its leadership position in the strategic Internet services space.
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     "With today's announcement, iXL is venturing beyond traditional customer relationship management solutions, setting the bar higher and redefining what companies today must do to maximize their relationships across their enterprise," said Bill Nussey, President and CEO, iXL, Inc. "In today's Internet economy, getting and remaining close to customers, suppliers, and vendors is critical to a company's future success. The combination of iXL's Internet expertise and Tessera's enterprise-wide relationship management solutions will enable companies to better manage every customer, vendor, supplier and partner in today's increasingly fragmented e-business environment."

     "The Internet has changed the nature of customer relationships," said Tim Hult, President and CEO, Tessera Enterprise Systems. "Companies today are being challenged like never before to keep their customer base intact. They need highly sophisticated strategy and technology solutions that allow them to touch their customers, partners, suppliers across all channels in a real-time environment."

     Tessera is a leader in delivering large and small companies complex technology solutions integrating terabytes of customer information with state of the art relationship management technologies. The integration of Tessera into iXL positions iXL to meet the increasing demand for highly sophisticated technology-driven solutions that fully integrate a company's relationships with its customers, suppliers, vendors, and partners across all internal and external channels of their enterprise.

     Customer Relationship Management is a new paradigm emerging in today's competitive, technology-driven marketplace. CRM systems enable customer-driven companies to better understand and market to their customers using advanced technology. Tessera has been one of the leaders in defining the CRM market by linking business marketing strategy to technological innovation. CRM systems integrate advanced technologies like data warehousing and data mining to turn enterprise-wide data into useful information. Once the data is gathered and analyzed, companies can detect trends about what, when and how their customers are buying to help them in areas of customer retention, acquisition and cross sell opportunities.

About iXL Enterprises
     iXL Enterprises, Inc. (Nasdaq: IIXL) is the parent company of iXL, Inc. and the Consumer Financial Network(TM) Inc. (CFN). Bert Ellis is Chairman and CEO of iXL Enterprises. iXL, Inc. is a leading strategic Internet services company which provides Internet strategy consulting and comprehensive Internet-based solutions to Fortune 1000 companies and other corporate users of information technology. iXL helps businesses identify how the Internet can be used to their competitive advantage and uses its expertise in creative design and systems engineering to design, develop and deploy advanced Internet applications and solutions. iXL is headquartered in Atlanta, and has 20 offices in five countries. Bill Nussey is President and CEO of iXL, Inc. Visit www.ixl.com.

     The Consumer Financial Network, headquartered in Atlanta, GA, is the creator of YouDecide.com (www.YouDecide.com), a sophisticated e-commerce platform for financial services and related benefits available over the Internet. YouDecide.com is also
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provided at no cost to large companies and associations for distribution as a human resource benefit to their employees or via company Intranets and association web sites. The company also offers an around-the-clock teleweb customer service center. Cathi Raffaeli is President and COO of CFN. For more information on CFN and YouDecide.com, please visit www.youdecide.com.

About Tessera Enterprise Systems
     Tessera Enterprise Systems is a pioneer in the field of customer relationship management (CRM) solutions. Tessera's solutions incorporate marketing strategies, quantitative services, and data warehousing technologies that enable its clients to make better decisions and better manage their relationships with their own customers. Tessera's Fortune 1000 clients represent financial services, insurance, direct marketing, health care, utilities, communications, and retail industries. Visit www.tesent.com for more information.

Forward Looking Statements
     Forward-looking statements in this news release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current management expectations and involve material risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to, the risks described in our filings with the Securities and Exchange Commission.
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